Exhibit 99.1

Release:	May 20, 2025

Media contact:	Sara Bonney, 515-878-0835, bonney.sara@principal.com

Investor contact:	Humphrey Lee, 515-235-9500, lee.humphrey@principal.com

Principal® names Joel Pitz executive vice president and chief financial officer
Pitz fills role previously held by Deanna Strable, President & CEO

(DES MOINES, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced the appointment of Joel Pitz as executive vice president and chief financial officer, effective immediately. Pitz steps into the role after 30 years with Principal and brings extensive experience in successfully aligning financial strategy to business goals.

“Joel has demonstrated strong leadership throughout his time at Principal and during his tenure as interim CFO which will continue to serve the company well,” said Deanna Strable, Principal president and CEO. “Not only is his expertise highly valued by the organization, but he has also proven to be a trusted advisor to me personally.”

Pitz served Principal as senior vice president and controller prior to his appointment to interim CFO in August 2024. Before taking on the role of controller, he served as the CFO for international businesses, where he oversaw global finance and strategy for emerging market operations. He’s held several leadership positions during his tenure with Principal, including chief accounting officer.

“I'm honored to step into the role of chief financial officer,” said Pitz. “I look forward to working alongside our talented teams as we continue to drive sustainable growth and create value for our stakeholders now and into the future.”

Pitz succeeds Deanna Strable, who was named president and chief operating officer in August of 2024 and president and chief executive officer in January 2025.

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with approximately 20,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for 145 years, we’re helping approximately 70 million customers1 plan, protect, invest, and retire, while working to support the communities where we do business. Principal is proud to be recognized as one of the 2024 World’s Most Ethical Companies2 and named as a Best Places to Work in Money Management3. Learn more about Principal and our commitment to building a better future at principal.com.

1 As of March 31, 2025

2 Ethisphere, 2025

3 Pensions & Investments, 2024